Exhibit A

SECRETARY'S CERTIFICATE

I, Simon Berry, Secretary of the Touchstone ETF Trust, Touchstone Funds Group Trust, Touchstone Strategic Trust and Touchstone Variable Series Trust (each a “Trust” and together the “Trusts”), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trusts, at a meeting duly called and held on February 13, 2025:

RESOLVED, that the amount, type, form, and coverage of the joint fidelity bond issued by ICI Mutual Insurance Company, as described at this Meeting (the “Fidelity Bond”), with respect to each of ETFT, TFGT, TST and TVST (each, a “Trust”, and collectively, the “Trusts”) is reasonable in form and amount and that the Fidelity Bond be and hereby is approved; and it is

FURTHER RESOLVED, that the portion of the premium for the Fidelity Bond to be paid by each series of each Trust is approved by the Trusts as presented at this Meeting, taking into consideration, among other things, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to each series is less than the premium the series would have paid if the series had provided and maintained a single insured bond; and it is

FURTHER RESOLVED, that the Secretary or any Assistant Secretary of the Trusts be, and hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it is

FURTHER RESOLVED, that the officers of the Trusts are authorized to take any and all other actions required to effectuate the foregoing.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 9th day of April, 2025.

/s/ Simon Berry
Simon Berry
Secretary of the Trusts